POWER OF ATTORNEY

I hereby appoint Christina L. Maier, Isaac Torres, Marc Levy, Gregory Sobczak, Kari Ritter and Jeffrey Cass to act as my true and lawful attorney-in-fact with authority to execute on my behalf any Form ID, 3, 4 or 5 or any amendment thereto required to be filed by the undersigned under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify, Messrs. Pugh, Torres, Levy, Sobczak or Cass, or Ms. Maier or Ritter in writing that their authority to act on my behalf in this manner has been withdrawn.

I have signed this power of attorney on October 7, 2024.

By	/s/ Marc S. Winkler Marc S. Winkler

In presence of	Barry S. Wadler

at	New York New York
City State